Exhibit 10.4

Execution Version

AMENDED AND RESTATED 2014 STOCK INCENTIVE PLAN
OF SS&C TECHNOLOGIES HOLDINGS, INC.

RESTRICTED STOCK UNIT AWARD AGREEMENT

AGREEMENT made this 9th day of March, 2018 (the “Grant Date”) between SS&C Technologies Holdings, Inc., a Delaware corporation (the “Company”), and Joseph J. Frank (the “Participant”).

Section 1.Grant of Restricted Stock Units.

The Company has issued to the Participant, pursuant to the Company’s Amended and Restated 2014 Stock Incentive Plan (the “Plan”), an aggregate of 24,923 Restricted Stock Units (the “RSUs”) representing 24,923  shares of common stock, $0.01 par value per share, of the Company (the “Shares”), in consideration for employment services to be rendered by the Participant to the Company. Upon the vesting and settlement of the RSUs, the Company shall (i) issue one or more certificates in the name of the Participant for the Shares or (ii) issue the Shares in book entry form only in the name of the Participant. If the Company issues one or more certificates for the Shares, such certificate(s) shall initially be held on behalf of the Participant by the Secretary of the Company. Following the vesting of any RSUs pursuant to Section 2 below, the Secretary shall, if requested by the Participant, deliver to the Participant a certificate representing the Shares. If the Shares are issued in book entry form only, the Company shall, if requested by the Participant, issue and deliver to the Participant a certificate representing the Shares following the settlement of any RSUs pursuant to Section 2 below.

Section 2.Vesting Schedule.

(a)Unless otherwise provided in this Agreement or the Plan, the RSUs shall vest as to fifty percent (50%) of the original number of RSUs on the Grant Date and as to an additional one thirty-sixth (1/36th) of the remaining number of unvested RSUs, rounded up to the nearest whole number, on the date of the month of the Grant Date beginning with each successive month following the Grant Date until the third anniversary of the Grant Date; provided, that on the third anniversary of the Grant Date all remaining unvested RSUs shall become vested.

(b)Immediately prior to the effective date of a Change in Control, all RSUs shall become fully vested.

Section 3.Settlement of RSUs and Dividend Equivalents.

(a)The RSUs shall be settled to the extent vested on any applicable vesting date (including without limitation any vesting under Section 2 above) by delivery of one (1) Share for each vested RSU being settled.  Such delivery shall be made as promptly as practicable following such vesting date.

(b)If and whenever any cash dividends are declared on the Shares, on the date such dividend is paid, the Company will credit to the Participant a number of additional RSUs equal to the result of dividing (i) the product of the total number of RSUs credited to the Participant on the record date for such dividend (other than previously settled or forfeited RSUs) times the per share amount of such dividend, by (ii) the closing price of one Share on the record date for such dividend. The additional RSUs shall be or become vested to the same extent and at the same times as the RSUs that resulted in the crediting of such additional RSUs.

(c)If and whenever the Company declares and pays a dividend or distribution on the Shares in the form of additional Shares, then a number of additional RSUs shall be credited to the Participant as of the payment date for such dividend or distribution equal to (i) the total number of RSUs credited to the Participant on the record date for such dividend or distribution (other than previously settled or forfeited RSUs), multiplied by (ii) the number of additional Shares actually paid as a dividend or distribution in respect of each outstanding Share. The additional RSUs shall be or become vested to the same extent and at the same times as the RSUs that resulted in the crediting of such additional RSUs.

Section 4.Consequences of Termination.

In the event that the Participant ceases to be employed by the Company and SS&C for any reason, all of the RSUs that are unvested as of the time of such employment termination shall be immediately forfeited without the payment of any consideration to the Participant.

Section 5.Withholding Taxes.

(a)The Participant acknowledges and agrees that the Company has the right to deduct from payments of any kind otherwise due to the Participant any federal, state or local taxes of any kind required by law to be withheld with respect to the vesting and/or settlement of the RSUs, including, without limitation, by withholding a net number of Shares underlying vested RSUs equal to such withholding obligation.

(b)The Participant has reviewed with the Participant’s own tax advisors the federal, state, local and foreign tax consequences of the transactions contemplated by this Agreement. The Participant is relying solely on such advisors and not on any statements or representations of the Company or any of its agents. The Participant understands that the Participant (and not the Company) shall be responsible for the Participant’s own tax liability that may arise as a result of the transactions contemplated by this Agreement.

Section 6.Miscellaneous.

(a)Provisions of the Plan. This Agreement is subject to the provisions of the Plan, a copy of which is furnished to the Participant with this Agreement.

(b)Nontransferability of RSUs.  The RSUs may not be sold, assigned, transferred, pledged or otherwise encumbered by the Participant, either voluntarily or by operation of law, except by will or the laws of descent and distribution.

(c)No Rights to Employment. The Participant acknowledges and agrees that the transactions contemplated hereunder do not constitute an express or implied promise of continued engagement as an employee for any period or at all.

(d)Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, and each other provision of this Agreement shall be severable and enforceable to the extent permitted by law.

(e)Waiver. Any provision for the benefit of the Company contained in this Agreement may be waived, either generally or in any particular instance, by the Board of Directors of the Company.

(f)Binding Effect. This Agreement shall be binding upon and inure to the benefit of the Company and the Participant and their respective heirs, executors, administrators, legal representatives, successors and assigns.

(g)Notice. All notices required or permitted hereunder shall be in writing and deemed effectively given upon personal delivery or five days after deposit in the United States Post Office, by registered or certified mail, postage prepaid, addressed to the other party hereto at the address shown beneath his or its respective signature to this Agreement, or at such other address or addresses as either party shall designate to the other in accordance with this Section 6(g).

(h)Pronouns. Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural, and vice versa.

(i)Entire Agreement. This Agreement and the Plan constitute the entire agreement between the parties, and supersedes all prior agreements and understandings, relating to the subject matter of this Agreement.

(j)Amendment. Notwithstanding anything to the contrary in the Plan, this Agreement may be amended or modified only by a written instrument executed by both the Company and the Participant.

(k)Governing Law. This Agreement shall be construed, interpreted and enforced in accordance with the internal laws of the State of Delaware without regard to any applicable conflicts of laws.

(l)Participant’s Acknowledgments. The Participant acknowledges that he: (i) has read this Agreement; (ii) has been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of the Participant’s own choice or has voluntarily declined to seek such counsel; (iii) understands the terms and consequences of this Agreement; and (iv) is fully aware of the legal and binding effect of this Agreement.

Section 7.Section 409A.

This Agreement is intended to satisfy the requirements of Section 409A with respect to amounts, if any, subject thereto and shall be interpreted and construed and shall be performed by the parties consistent with such intent. The parties agree that the payments set forth herein comply with or are exempt from the requirements of Section 409A. Neither Participant nor the Company shall have the right to defer the delivery of any such payments except to the extent specifically permitted or required by Section 409A. Notwithstanding anything in this Agreement to the contrary, to the extent necessary to comply with Section 409A, the receipt of any benefits under this Agreement as a result of a termination of employment shall be subject to satisfaction of the condition precedent that the Participant undergo a “separation from service” within the meaning of Treasury Regulation Section 1.409A-1(h) or any successor thereto. In addition, if the Participant is deemed to be a “specified employee” within the meaning of that term under Section 409A(a)(2)(B) of the Code, then with regard to any payment or the provisions of any benefit that is required to be delayed pursuant to Section 409A(a)(2)(B) of the Code, such payment shall not be made or provided prior to the earlier of (i) the expiration of the six (6) month period measured from the date of the Participant’s “separation from service” (as such term is defined in Treasury Regulation Section 1.409A-1(h)), or (ii) the date of the Participant’s death (the “Delay Period”). Within ten (10) days following the expiration of the Delay Period, all payments delayed pursuant to this Section (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to the Participant in a lump sum, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein. Except as provided in the immediately preceding sentence, in no event shall settlement of the RSUs occur later than March 15 of the year after the year in which such RSUs become vested.

Section 8.Definitions.

Whenever the following terms are used in this Agreement, they shall have the meaning specified below unless the context clearly indicates to the contrary. Capitalized terms used in this Agreement and not defined below shall have the meaning given such terms in the Plan. The singular pronoun shall include the plural, where the context so indicates.

(a)“Change in Control” shall mean the consummation of any transaction or series of transactions pursuant to which one or more Persons or group of Persons acquires (a) capital stock of the Company possessing the voting power sufficient to elect a majority of the members of the Board or the board of directors of the successor to the Company (whether such transaction is effected by merger, consolidation, recapitalization, sale or transfer of the Company’s capital stock or otherwise) or (b) all or substantially all of the assets of the Company and its subsidiaries.

(b)“Code” shall mean the Internal Revenue Code of 1986, as amended.

(c)“Section 409A” shall mean Section 409A of the Code.

(d)“SS&C” shall mean SS&C Technologies, Inc.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

SS&C Technologies Holdings, Inc.
By:	/s/ William C. Stone
Name:William C. Stone
Title:Chairman of the Board and Chief Executive Officer

Address:80 Lamberton Road Windsor, CT 06095
Participant /s/ Joseph J. Frank
Joseph J. Frank
Address: [ - ]

[Signature Page to Restricted Stock Unit Agreement]